NEWS RELEASE

                                                                        CONTACT:
                                                       Robert L. Montgomery, Jr.
                            Executive Vice President and Chief Financial Officer
                                                   Columbus McKinnon Corporation
                                                                    716-689-5405



 COLUMBUS MCKINNON CORPORATION ANNOUNCES CHAIN MANUFACTURING CONSOLIDATION PLAN
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Amherst,  New York, November 13, 2002 - Columbus McKinnon  Corporation  (Nasdaq:
CMCO) today announced plans to consolidate its Columbus McKinnon Limited chain manufacturing operations located in Cobourg, Ontario, Canada, into two of its other North American chain manufacturing facilities. The estimated annual recurring pretax cost savings expected to result from this consolidation is $2.1 million with one-time implementation costs of $1.6 million, of which $0.8 million will be recorded this quarter as a restructuring charge.

"Chain manufacturing consolidation is another major step in Columbus McKinnon's Strategic Plan," said Timothy T. Tevens, President and Chief Executive Officer, "and the benefits of consolidating our chain manufacturing operations are significant and in the overall best interests of all our stakeholders." Tevens stated, "The consolidation process is expected to be completed by May 2003, following an orderly integration of chain manufacturing production into Columbus McKinnon's chain manufacturing facilities located in Lexington, TN, and Santiago Tianguistenco, Mexico. We will work with our affected associates to assist them with positions in other Columbus McKinnon locations and, for those who do not relocate, will provide severance and outplacement support."

Columbus McKinnon will continue to aggressively pursue the Canadian market with its Cobourg, Ontario and Edmonton, Alberta warehouses and a comprehensive product line of chain, forgings, hoists, and other material handling products. Tevens added, "Our Canadian Sales force will remain fully intact and we remain committed to serving our valued customers in Canada as we have in the past with our high quality products, delivered on-time at a competitive price."

As previously announced, Columbus McKinnon continues to review its current manufacturing and facility configuration to ensure it has the most efficient and effective organization to meet the changing requirements of its markets. The facility rationalization projects initiated in fiscal 2002, including the closure of its Yale Hoist manufacturing facility in Forrest City, Arkansas and Lister Bolt & Chain plant in Richmond, British Columbia, are complete and have been successfully integrated into other Columbus McKinnon manufacturing facilities. The annual pretax cost savings resulting from these projects are approximately $8.5 million.

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In addition to the  continued  rationalization  process,  Columbus  McKinnon has expanded the implementation of lean manufacturing improvement activities to fifteen of its facilities. "We are pleased with our lean manufacturing implementation progress to-date," said Tevens, "and we are realizing measurable
results  in  improving   productivity,   reducing   inventory,   and  freeing-up
manufacturing space, while simultaneously improving our customer service. We also look forward to realizing additional financial benefits from our lean initiative as we continue the implementation in fiscal 2003 and 2004."

These strategic initiatives, with others already in process, are expected to improve Columbus McKinnon's competitive position, customer service and increase cash flow for debt reduction purposes.

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Columbus McKinnon is a leading  worldwide  designer and manufacturer of material handling products, systems and services which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its web site at HTTP://WWW.CMWORKS.COM

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the Company's ability to renegotiate its senior debt, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.